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                                                                   EXHIBIT 99.3


     Independent Auditor's Report - Attestation on Management's Assertion
           About Compliance With the Servicing Requirements of the BankAmerica Manufactured Housing Contract Trust IV Senior/Subordinate
                   Pass Through Certificates, Series 1998-1
                        Pooling and Servicing Agreement



BankAmerica Manufactured Housing Contract Trust IV
   Senior/Subordinate Pass Through Certificates, Series 1998-1
The First National Bank of Chicago, as Trustee

BankAmerica Housing Services, as Servicer:

We have examined the accompanying assertion made by management on BankAmerica Housing Services' (BAHS) compliance, as servicer, with the servicing requirements in Article IV of the related Pooling and Servicing Agreement (the "Agreement") for the BankAmerica Manufactured Housing Contract Trust V Senior/Subordinate Pass-Through Certificates, Series 1998-1, dated as of March 1, 1998, by and between BAHS, as seller and servicer, and The First National Bank of Chicago, as Trustee, for the nine month period ended September 30, 1998. Management is responsible for BAHS' compliance with the aforementioned section of the Agreement. Our responsibility is to express an opinion on management's assertion about BAHS' compliance based upon our examination.

Our examination was made in accordance with standards established by the American Institute ofCertified Public Accountants and, accordingly, included examining, on a test basis, evidence about BAHS'compliance with the aforementioned sections of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on BAHS' compliance with those sections.

In our opinon, management's assertion that BAHS was in compliance with the aforementioned section of the Agreement for the nine month period ended September 30, 1998, is fairly stated, in all material respects.

October 13, 1998